Exhibit 99.1

Company Contact:	Investor Relations Contact:
Phillip Podgorski	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-874-0591	Email: brett@haydenir.com
Email: podgorskip@Ranor.com	Website: www.haydenir.com
Website: www.TechPrecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Fiscal Year 2026 First Quarter Financial Results

Backlog reaches $50 million, driven by strong customer confidence

Gross margin expands to double-digits as production efficiencies improve

Westminster, MA – August 21, 2025– TechPrecision Corporation (NASDAQ: TPCS) (“TechPrecision” or “the Company”), a custom manufacturer of precision, large-scale fabrication components and precision, large-scale machined metal structural components, today reported financial results for the first quarter ended June 30, 2025. The components that we manufacture are customer designed and sold to customers in the defense and precision industrial markets. We have two wholly owned subsidiaries that are each reportable segments, Ranor and Stadco.

“Both Ranor and Stadco executed on a favorable project mix and expanded gross margins and gross profit in the first quarter, despite a decline in revenue,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Consolidated gross margin expanded to 14% on $7.4 million in revenue in the first quarter of fiscal 2026, and consolidated gross profit totaled $1.0 million. Cost of revenue was lower at both Ranor and Stadco as both segments experienced productivity gains.”

“Customer confidence remains high with our backlog reaching $50.1 million as of June 30, 2025,” Mr. Shen continued, “We expect to deliver this backlog over the next one to three fiscal years with expectations for gross margin expansion throughout the period.”

The following summary compares the first quarter ended June 30, 2025 to the same prior year period:

Consolidated Financial Results - Fiscal 2026 First Quarter Ended June 30, 2025

•	Revenue was $7.4 million, an 8% decrease primarily on lower revenue at Stadco.
•	Cost of revenue was $6.3 million, or a 18% decrease primarily on lower cost of revenue at Stadco.
•	Gross profit was $1.0 million, an increase of $0.8 million driven by improved operating performance at both Ranor and Stadco.
•	SG&A was $1.5 million or 6% lower, due primarily to the absence of a breakup fee for the terminated Votaw acquisition which was evident in the same period a year ago.
•	Operating loss was $0.5 million in the first quarter of fiscal 2026, compared to a loss of $1.3 million in the same period a year ago, primarily due to improved margin drop-through and lower SG&A costs.
•	Interest expense increased by 2%, due primarily to fee amortization on our revolver loan renewals.
•	Net loss was $0.6 million, compared with net loss $1.5 million in the same period a year ago.

Financial Position

On June 30, 2025 and March 31, 2025, the Company had approximately $0.1 million and $0.2 million in cash and cash equivalents, respectively. Working capital was negative $0.7 million on June 30, 2025 and debt totaled $5.8 million. Working capital was negative $1.7 million and total debt was $7.4 million on March 31, 2025. Negative working capital was due primarily to the reclassification of our long-term debt due to non-compliance with debt covenants.

Conference Call

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Thursday, August 21, 2025. To participate in the live conference call, please dial 1-877-545-0523 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-973-528-0016. When prompted, reference TechPrecision and enter code 650863.

A replay will be available until September 4, 2025. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 52891.

The call will also be available over the Internet and accessible at: https://www.webcaster4.com/Webcast/Page/2198/52891

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Stadco, The manufacturing operations of our Ranor subsidiary are situated on approximately 65 acres in North Central Massachusetts. Leveraging our 145,000 square foot facilities, Ranor provides a full range of custom solutions to transform material into precision finished welded components and precision finished machined components up to 100 tons: manufacturing engineering, materials management and traceability, high-precision heavy fabrication (in-house fabrication operations include cutting, press and roll forming, welding, heat treating, assembly, blasting and painting), heavy high-precision machining (in-house machining operations include CNC programming, finishing, and assembly), QC inspection including portable CMM, NonDestructive Testing, and final packaging.

All manufacturing at Ranor is performed in accordance with customer requirements. Ranor is an ISO 9001:2015 certificate holder. Ranor is a US defense-centric company with over 95% of its revenue in the defense sector. Ranor is registered and compliant with ITAR.

The manufacturing operations of our Stadco subsidiary are situated in an industrial self-contained multi-building complex comprised of approximately 183,000 square feet under roof in Los Angeles, California. Stadco manufactures large mission-critical components on several high-profile military aircraft, military helicopter, and military space programs. Stadco has been a critical supplier to a blue-chip customer base that includes some of the largest OEMs and prime contractors in the defense and aerospace industries. Stadco also manufactures tooling, molds, fixtures, jigs and dies used in the production of defense-centric aircraft components.

Our Stadco subsidiary, similar to Ranor, provides a full range of custom solutions: manufacturing engineering, materials management and traceability, high-precision fabrication (in-house fabrication operations include waterjet cutting, press forming, welding, and assembly) and high-precision machining (in-house machining operations include CNC programming, finishing, and assembly), QC inspection including both fixed and portable CMM NonDestructive Testing, and final packaging. In addition, Stadco features a large electron beam welding cell, and two NonDestructive Testing work cells, a unique mission-critical technology set.

All manufacturing at Stadco is performed in accordance with customer requirements. Stadco is an AS 9100 D and ISO 9001:2015 certificate holder and a NADCAP NonDestructive Testing certificate holder. Stadco is a US defense-centric company with over 95% of its revenue in the defense sector. Stadco is registered and compliant with ITAR.

To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “prospects,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to balance the composition of our revenues and effectively control operating expenses; external factors that may be outside our control, including health emergencies, like epidemics or pandemics, the conflicts in Eastern Europe and the Middle East, price inflation, interest rate increases and supply chain inefficiencies; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; restrictions in our ability to operate our business due to our outstanding indebtedness; government tariffs, regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; our failure to maintain effective internal controls over financial reporting; general industry and market conditions and growth rates; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

TECHPRECISION CORPORATION

CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30,	March 31,
(in thousands, except per share data)	2025	2025
ASSETS
Current assets:
Cash and cash equivalents	$143	$195
Accounts receivable, less allowances of $53 and $22, on June 30 and March 31, 2025	2,794	2,192
Contract assets	9,077	9,587
Raw materials	1,899	1,800
Work-in-process	1,320	1,082
Other current assets	405	490
Total current assets	15,638	15,346
Property, plant and equipment, net	12,296	13,791
Right of use asset, net	4,086	4,268
Other noncurrent assets	122	122
Total assets	$32,142	$33,527
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,615	$2,437
Accrued expenses	3,688	3,685
Contract liabilities	1,962	1,040
Customer deposits	1,631	1,631
Current portion of long-term lease liability	776	770
Current portion of long-term debt, net	5,714	7,353
Total current liabilities	16,386	16,916
Long-term equipment financing	---	3
Long-term lease liability	3,443	3,638
Other noncurrent liability	4,101	4,230
Total liabilities	23,930	24,787
Stockholders’ Equity:
Common stock - par value $.0001 per share, 50,000,000 shares authorized: Shares issued and outstanding: June 30, 2025 – 9,777,536 and 9,767,536, respectively. Shares issued and outstanding: March 31, 2025 – 9,761,825 and 9,751,825, respectively.	1	1
Additional paid in capital	18,954	18,885
Accumulated deficit	(10,743)	(10,146)
Total stockholders’ equity	8,212	8,740
Total liabilities and stockholders’ equity	$32,142	$33,527

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,
(in thousands, except per share data)	2025	2024
Revenue	$7,379	$7,986
Cost of revenue	6,349	7,747
Gross profit	1,030	239
Selling, general and administrative	1,493	1,580
Loss from operations	(463)	(1,341)
Other income	1	13
Interest expense	(135)	(132)
Total other expense	(134)	(119)
Loss before income taxes	(597)	(1,460)
Income tax benefit	—	—
Net loss	$(597)	$(1,460)
Net loss per share – basic and diluted	$(0.06)	$(0.16)
Weighted average number of shares outstanding – basic and diluted	9,757,846	8,983,970

TECHPRECISION CORPORATION

REVENUE, COST OF REVENUE, GROSS PROFIT BY SEGMENT

	June 30, 2025		June 30, 2024		Changes
		Percent of		Percent of
(dollars in thousands)	Amount	Revenue	Amount	Revenue	Amount	Percent
Revenue
Ranor	$4,297	58%	$4,382	55%	$(85)	(2)%
Stadco	3,332	45%	3,604	45%	(272)	(8)%
Intersegment elimination	(250)	(3)%	—	—%	(250)	Nm %
Consolidated Revenue	$7,379	100%	$7,986	100%	$(607)	(8)%
Cost of revenue
Ranor	$2,804	39%	$3,145	39%	$(341)	(11)%
Stadco	3,795	52%	4,602	58%	(807)	(18)%
Intersegment elimination	(250)	(5)%	—	—%	(250)	Nm %
Consolidated Cost of revenue	$6,349	86%	$7,747	97%	$(1,398)	(18)%
Gross profit
Ranor	$1,493	35%	$1,237	28%	$256	21%
Stadco	(463)	(14)%	(998)	(28)%	535	54%
Consolidated Gross profit	$1,030	14%	$239	3%	$791	331%

 nm – not meaningful

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,
(in thousands, except per share data)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(597)	$(1,460)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	701	694
Amortization of debt issue costs	29	17
Change in fair value of stock acquisition termination fee	—	419
Stock based compensation expense	69	9
Change in contract loss provision	(250)	160
Changes in operating assets and liabilities:
Accounts receivable	(602)	(1,168)
Contract assets	510	(233)
Work-in-process and raw materials	(337)	(417)
Other current assets	85	66
Accounts payable	178	2,209
Accrued expenses	67	(114)
Contract liabilities	922	(759)
Other noncurrent liabilities	(129)	684
Net cash provided by operating activities	646	107
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(1,250)	(201)
Reimbursements for purchases of property, plant and equipment	2,226	170
Net cash provided by (used in) investing activities	976	(31)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt issue costs	(17)	(11)
Revolver loan borrowings	2,755	2,778
Revolver loan payments	(4,241)	(2,781)
Payments of principal for leases	(2)	(2)
Repayments of long-term debt	(169)	(154)
Net cash used in financing activities	(1,674)	(170)
Net decrease in cash and cash equivalents	(52)	(94)
Cash and cash equivalents, beginning of period	195	138
Cash and cash equivalents, end of period	$143	$44

EBITDA Non-GAAP Financial Measure

	June 30,	June 30,	Change
(Dollars in thousands)	2025	2024	Amount
Net loss	$(597)	$(1,460)	$863
Income tax expense	—	—	—
Interest expense (1)	135	132	3
Depreciation and amortization	701	694	7
EBITDA	$239	$(634)	$873

(1)	Includes amortization of debt issue costs.